Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT

HydePark Investment Strategies, LLC

The undersigned, being the sole member of HydePark Investment Strategies, LLC, a Delaware limited liability company (the “Company”), hereby declares that the following shall constitute the limited liability company agreement of the Company:

1.               The sole member of the Company is David E. Tierney. Initially the sole member shall contribute to the Company the sum of two thousand ($2,000) dollars upon demand which shall constitute the sole member’s initial capital account balance. Distributions by the Company to the sole member shall be charged against its capital account balance and distributions in liquidation of the Company shall be made to the sole member in accordance with such balance.

2.               Management of the business and affairs of the Company shall be vested exclusively in the individuals who are selected as managers by the sole member. The number of managers and the individuals who are to serve as managers shall be determined from time to time by the sole member. Each manager shall hold office until his or her successor has been elected. A manager may be removed from office by the sole member with or without cause, without prejudice to the contract rights, if any, of the manager so removed. Except as provided below, when more than one manager is then serving, action by the managers may be taken only by vote at a meeting of the managers. Each manager shall have one vote. The presence of a majority of the managers who are entitled to vote on a matter shall constitute a quorum at any meeting of managers relating thereto. Meetings of the managers may be called from time to time on reasonable notice by any manager either orally or in writing stating the time and place thereof. Notice may be waived by written statement and is waived by attendance other than solely to object to holding the meeting. Notwithstanding the preceding provisions of this section, any manager may participate in a meeting of managers by any means whereby all participants can simultaneously hear all other participants during the meeting and a meeting of managers in which all participate in this fashion shall be valid.

3.               Any action required or permitted to be taken by the managers may be taken without a meeting by unanimous written consent of the managers entitled to act thereon contained in one or more documents setting forth the action to be taken and signed by the consenting manager or managers.

4.               The managers shall establish by resolution the offices to be held by the individuals who will act on behalf of the Company and the duties and authority the individuals holding such offices will have. At a minimum, such offices will include a president, a vice-president, a secretary and a treasurer which offices shall have the duties and authority as those offices generally have with respect to corporations organized under the Delaware Corporation Code and may include more than one vice-president and assistant treasurers and secretaries as the managers may deem appropriate. The managers will elect individuals who may include managers to hold these offices. Any individual may hold more than one of such offices provided that while an individual is president, he or she may not also be vice-president, secretary or assistant secretary. These officers will serve for such terms as are specified in the resolution of the managers creating their respective offices or until their replacements are elected. Notwithstanding the preceding sentence, the managers may remove any officer of the Company, at any time with or without cause, without prejudice to the contract rights, if any, of the officer so removed. The managers shall determine the compensation, if any, of each officer elected hereunder from time to time.

5.               No manager or officer shall be liable or accountable in damages or otherwise to the Company or to the sole member or any of them for any act or omission regarding the business or affairs of the Company, if such manager or officer conducted himself or herself in good faith and in a manner he or she reasonably believed to be within the scope of his or her authority and in the best interests, or not opposed to the best interests, of the Company.

6.               The Company shall hold harmless and indemnify any manager or officer who is at any time made a party to, or threatened to be made a party to, any pending, threatened or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) even if brought by the Company or its sole member, by reason of any alleged action or omission of such manager or officer in his or her capacity as such from and against any and all loss, cost or damage and the liability therefor imposed upon or incurred by such manager or officer in the adjudication or settlement of such action, suit or proceeding. For purposes hereof, the phrase “loss, cost or damage” shall include damages (including consequential damages), judgments, awards, interest (including pre-judgment interest) fines, court costs and penalties, and expenses (which expenses, upon receipt by the Company of any undertaking from such manager or officer to repay amounts to which he or she is not entitled, shall be paid as incurred by such manager or officer), and shall extend to loss, cost or damage and liability therefor resulting from the negligence of such manager or officer. However, indemnification shall not be available hereunder to the extent that (i) such loss, cost or damage or the liability therefor results from the breach or failure to perform a duty to the Company with respect to which such officer or manager has failed to conduct himself or herself in good faith and in a manner he or she reasonably believed to be within the scope of his or her authority and in the best interests, or not opposed to the best interests, of the Company, or (ii) indemnification of such loss, cost or damage or the liability therefor exceeds the scope of indemnification permitted by applicable law.

In witness whereof, the undersigned sole member has executed this agreement as of September 1, 2001.

MEMBER:

/s/ David E. Tierney
David E. Tierney